Exhibit 10.1

COMPASS ENTERTAINMENT LLC
3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169
Phone: (321) 229-2290/ (877) 841-2424 (EXT. 704)
E-Mail: greg@rounderlife.com

October 30, 2009

World Series of Golf, Inc.
5340 South Procyon Street
Las Vegas, Nevada 891118
Attn: Joe F. Martinez, President & CEO
E-mail: jmartinez@worldseriesofgolf.com

Re: PRODUCTION AND DISTRIBUTION SERVICES AGREEMENT FOR PRODUCTION OF WORLD SERIES OF GOLF SATELLITE EVENTS AND RELATED PROGRAMS DESCRIBED IN THIS AGREEMENT-(“the Programs”)

Dear Joe:

THIS AGREEMENT (this “Agreement”) will confirm the terms of the proposed exclusive video production and distribution services to be provided by Compass Entertainment LLC (“Producer”), to World Series of Golf, Inc.(“WSOG”) and corresponding exclusive production and distribution rights granted by WSOG to Producer, with respect to Producer’s creation of certain television programs (“Programs”) throughout the Universe (the “Territory”); which shall employ the use of that certain trademark: World Series of Golf® (USPTO Serial # 78879871/ International Reg. # 0900606) (the “Mark”) the use of which Mark shall be secured by WSOG for Producer for the limited purposes of this Agreement. Such Programs shall be principally constituted by footage shot at golf tournaments known as so-called “satellite events” (“Satellite Events”) occurring throughout the world, the winners of which will become entitled to play in WSOG’s championship golf tournament (“WSOG Championship”), held annually in Las Vegas (or elsewhere as the parties may from time to time determine) and such other video, audio and graphic materials as Producer may, in its sole discretion, determine.

           1. THE PRODUCER.

Producer shall on an independent contractor basis produce and distribute the Programs described herein.

           2. TERM.

           2.1 The Term of this Agreement shall be for a period commencing as of the date hereof and ending on the date on which Licensee may produce the last of the Option Programs produced hereunder EXCEPT THAT as to Programs produced by Licensee during such Term, Licensee’s rights shall continue so long as such

Programs and ancillary or allied rights therein are exercised by Producer (or its designees) and accountings in respect of the same are being made to WSOG. Producer shall have the exclusive option to produce Satellite Events hereunder thru and including the end of the 2014 calendar year based on its exercise of the annual options to do so hereinafter set forth. If and to the extent Producer exercises such options thru the end of the 2014 calendar year, Producer shall have the right to renew and extend its exclusive rights to continue to do so for an additional five (5) year period thru and including December 31, 2019. The grant of rights herein contained is subject to the possibility of “early termination” based solely on the criteria set forth in sub-paragraph 2.2 immediately herein below. In the event that WSOG is, at any time herein mentioned, approached by a third party to stage a Satellite Event in any particular geographic location outside of the United States and Canada and Producer (upon receiving WSOG’s written notice thereof) declines (within 10 days of receiving such notice) to stage such an event, WSOG shall be free to enter into an agreement with such third party to Stage such a Satellite Event to the exclusion of Producer’s rights hereunder, at such location (only) without further obligation to Producer in regard to the same. Under such circumstances, WSOG shall be and remain free (to the exclusion of Producer’s further rights) to renew such third party agreement (as to that location only) for an indefinite period of time.

           2.2 Producer agrees that in consideration of the rights licensed to it hereunder by WSOG that it will market, promote and procure VOD and/or SVOD rights for WSOG events on at least one (1) nationally accessed TV/Internet program within the following time frame.

     WSOG agrees to support Compass and provide to Compass (or its designated recipient) 17 hours of 1-hour format television-ready programs previously recorded by or for WSOG (“Existing Programs”). Each of the Existing Programs will be of “ready to air quality” and delivered to Compass or its designee on Compass’ written request therefore in a format to be specified in writing. Nothing herein contained shall in any way limit or effect WSOG’s right to syndicate the Existing Programs and it may terminate Compass’ rights to distribute the Existing Programs at any time subject to ninety (90) days advance written notice SUBJECT ONLY to any third party financial commitments then existing, including but not limited to, for the purchase of air time, which cannot, for any reason, be cancelled without penalty within such ninety (90) day period. In the event however that WSOG is willing to absorb the costs of any penalties to which Compass may then be subject, WSOG shall have the right, in its sole discretion to do so, thus rendering such cancellation effective immediately.

     WSOG hereby agrees to provide Compass a 90 day exclusive right to represent the WSOG (“Representation Period”) and promote its content in the form of the Existing Programs to VOD and/or SVOD providers. Compass is hereby granted the right to extend the Representation Period for an additional 90 days (commencing on the first day following the end of the Representation Period), which extension shall be accomplished by Compass written notice to WSOG, setting forth its election to do so. Should Compass not succeed in its attempts to procure VOD and/or SVOD for WSOG’s Existing Programs within the 180 day period, or should Compass provide notice of its election to suspend efforts to procure VOD and/or SVOD promotion prior to the end of the 90 or 180 day period (as the case may be), all rights to represent the Existing Programs will automatically revert back to WSOG without further notice or action on the part of either Party AND this Agreement shall terminate as if void ab initio. Under such circumstances, neither Party shall thereafter have any obligations of any kind to one another and Compass shall have NO FURTHER RIGHTS OF ANY KIND HEREUNDER.

           3. DUTIES OF PRODUCER AND WSOG.

      3.1 Producer shall pay all costs and expenses incurred in connection with the development, production, distribution and commercial exploitation of the Programs.

      3.2 Producer shall pay to WSOG with respect to all Productions which become subject of this Agreement, such sums as may equal thirty percent (30%) of all player entry fees (excluding taxes, if any) which exceed all production costs and expenses of the Satellite Events and Programs incurred by Producer.

Producer shall pay such sums as may become due hereunder to WSOG promptly following conclusion of each Satellite Event and such payment shall be accompanied by a supporting written statement, indicating the basis of Producer’s calculation thereof. Such payments shall be paid in the entirety into and held in a separate discrete (i.e. non-comingled) account at Bank of America in Las Vegas, Nevada (or such other recipient depository that Producer and WSOG may from time to time agree upon) and shall only be released once per year at the conclusion of the WSOG Championship. WSOG shall be entitled to retain for itself one hundred percent (100%) of such payments from Producer subject to the express conditions precedent that:

(a) All golfers entitled to any proceeds from the WSOG Championship have been paid in full; and

(b) All costs and expenses associated with the WSOG Championship have been paid in full; and

(c) The then current WSOG Championship has either been televised by a third party (or by Producer on the basis hereinafter provided for); or

(d) Producer has irrevocably waived in writing (in advance of and as a condition to disbursement of funds as aforesaid) the requirement that the WSOG Championship be televised that year.

In the event that all of the conditions set forth in 3.2(a -d) are not fulfilled (or waived by Producer) Producer shall have the right to the return thereof in full; or the right (but not the obligation) to stage and produce for television (in the manner and to the extent provided for hereunder) and as a live event, the WSOG Championship as if it was a Satellite Event hereunder.

3.3 Producer shall produce each of the Programs required hereunder, each and all of which shall be of a format and quality suited to being utilized by Producer in either broadcast or cable television throughout the world.

3.4 Producer shall shoot the Programs and edit the same in a manner and to an extent so as to result in a series of Programs that will be technically and creatively comparable to those produced in the past for WSOG. Producer shall have the exclusive right to produce the same for television as herein provided for.

3.5 As to the WSOG Championship ONLY: WSOG shall provide on-site facilities and in-kind services (including lodging [13-18 double rooms and 2 one-bedroom suites] and meals [3 per day] for 15-20 television crew members, “Rounder Girls” and six [6] additional rooms for celebrities or other persons of Producer’s choice, accompanying the TV crew) to Producer. WSOG shall specifically provide in connection with the production of the WSOG Championship Program only, the use of such facilities and production assistance (to the extent of personnel already in the employ or providing independent contractor services to WSOG. Producer shall include in the instance of all Satellite Events (in the manner customary) the prominent display of all World Series of Golf® and/or host hotel and sponsorship signage and other identifiers (along with Producer’s own “Rounder” and HYPERLINK http://www.rounderlife.com and www.worldseriesofgolf.com logos), to the extent creatively appropriate in and throughout the Programs. Producer shall also have the right to likewise display identifiers of its third party sponsors. Producer shall have the right to produce Programs hereunder as follows:

3.6 WSOG hereby grants to Producer the exclusive and irrevocable right to produce a reasonable number of WSOG Satellite Events (as both live events and as television programs) to be staged and videotaped throughout the Territory (and exploited by means of television and otherwise in accordance with the terms hereof) during the Term hereof, at locations to be determined in Producer’s sole discretion (subject only to continuing good faith consultation with WSOG), the winners of which shall be entitled to participate in the WSOG Championship Event (to the extent not otherwise prohibited or otherwise restricted by applicable law). All such Satellite Events may be branded with the Mark but shall be organized, staged and produced solely by Producer in conjunction with third parties such as local hotels, resorts, golf clubs and others. All proceeds derived from the Satellite Events (including sponsorships, local and national/international advertisements and other related promotions of any kind) shall be entirely the property of Producer subject only to WSOG’s participatory interest therein provided for under sub-paragraph 3.2 above. Notwithstanding anything to the contrary herein contained; Producer and WSOG agree that the “buy in” for any golfer to enter any Satellite Event occurring hereunder shall be mutually approved by Producer and WSOG in writing within five (5) business days of Producer advising WSOG of its intention to stage any particular Satellite Event hereunder. Such written approvals may be evidenced by a letter agreement signed on behalf of each of the parties, which may be transmitted by telecopier/fax or a scanned PDF-type file via electronic mail, either of which shall be of the same binding legal effect as if signed in ink and delivered by hand. Such signatures may be provided in counterparts and will have the same effect as if both signatures appeared together on the same copy (all such copies being considered to be “original” documents for all purposes). Producer will no later than thirty (30) days from the end of each calendar year constituting part of the Term (or Renewal Term hereof) provide WSOG in writing with notice of Producer’s election to continue to produce Satellite Events hereunder during the immediately following calendar year. In the event Producer fails to do so, then WSOG may provide Producer with written notice of its intention to terminate ten (10) immediately following the date of the notice, Producer’s right to produce any further Satellite Events hereunder. If Producer fails to advise WSOG in writing of its intention to continue production of Satellite Events not later than the expiration of said ten (10) day period, then and in that event, Producer shall no longer have any further rights to produce further Satellite Events hereunder.

3.8 Producer hereby guarantees to WSOG that each of the Programs hereunder (and the Optional Programs) will, at a minimum, be aired nationally across the United States of America via terrestrial, satellite and/or cable television. The terms under which such distribution shall occur shall be entirely within the sole discretion of Producer.

3.9 Producer shall have the right to sell its own “Rounder” logo merchandise at all events mentioned herein where the Programs shall be videotaped (including the Satellite Events), including merchandise of all types and kinds on which the “Rounder” logo may appear with the designation “World Series of Golf” (“WSOG Logo”). Producer shall also be entitled to display WSOG’s Logo on banners, signage (including a display of the WSOG Logo and those of Producer’s sponsors) on Producer’s tour bus [es]), poker table felts, and other items associated with the production of all Events. Producer’s right to use the WSOG logo shall be subject to WSOG’s reasonable advance, written approval of the inclusion of its logo on the “Rounder” merchandise, which approval shall not be unreasonably withheld, conditioned or delayed so long as such merchandise is of a quality equal to (or better) than like merchandise items generally manufactured by or on behalf of Producer in the form of its own “Rounder” logo goods. Except as and to the extent provided for in sub-paragraph 3.10 herein below, all proceeds from the sale of such merchandise as well as Producer’s third party advertiser revenues shall belong entirely to Producer or its designee(s).

3.10 Producer shall pay to WSOG (or, as the case may be WSOG shall be entitled to retain) such sums as may from time to time hereunder equal fifteen percent (15%) of all gross advertising, endorsement or marketing revenues received by, credited to or otherwise accruing to Producer from third party advertisers/sponsors/endorsers who are secured by WSOG, acting on behalf of Producer for such purposes. All such advertisements, endorsements and marketing arrangements shall be subject to Producer’s written approval and acceptance. WSOG shall, in all instances, be paid as and when Producer is paid. If and to the extent WSOG elects to purchase Producer’s “Rounder” merchandise for resale on WSOG’s premises (in its stores located therein), WSOG may purchase the same at such prices as may be 50% off such merchandise’ SRLP. Terms of sale shall generally be “30 days net” with each initial purchase (by location) pre-paid.

           4. OWNERSHIP.

The Programs and all versions thereof, and all works of authorship whatsoever contained therein or created in connection therewith, shall be deemed a work-for-hire for the Producer. The Producer shall be deemed the author thereof and shall own all right, title and interest therein (including, without limitation, all copyrights and all renewals and extensions thereof [“copyrights and copyrightable interests”], the exclusive right throughout the Territory, in perpetuity in all languages to distribute, perform, exhibit and otherwise use and exploit any and all such rights in any and all media and by any and all methods now known or hereafter devised; including all forms of television, Internet downloading. Pod casts, webisodes and streaming AND that Producer may create one (1) or more websites for the purpose of promoting the Programs produced hereunder and the ancillary and allied products derived from such Programs. Nothing herein contained however shall give the Producer, or anyone claiming rights under Producer, any ownership interest in the Mark, other identifying features of WSOG or its properties (whether real, personal or intangible) or the “events” and activities associated therewith, videotaped by Producer hereunder.

(a) Without limiting the provisions of the immediately preceding paragraph, commencing upon execution of this Agreement, WSOG, hereby agrees that Producer shall own solely and exclusively throughout the Territory in perpetuity, all right, title and interest in and to the Programs, their respective copyright and all copyrightable interests therein, all literary, dramatic and other material contained in, or upon which the Program is based or produced, or created in connection with the Programs (including all underlying rights therein) all video tapes, and all other physical, tangible and intangible properties, rights and licenses acquired or created in connection with the Programs. Producer shall have the sole and exclusive right to, and to license or authorize others to, reproduce, exhibit, distribute, market exploit, sell, lease, advertise, publicize, perform, dispose of, turn to account or otherwise deal in or with any and all of the foregoing in such manner, on such terms and in and by such media as Producer may, in its sole discretion, determine, without any obligation or liability whatsoever other than those provided for herein.

(b) Producer shall further own, solely and exclusively, and forever, all rights, benefits and privileges acquired by Producer under all agreements entered into by or under the authority of Producer with parties performing services and/or furnishing facilities, equipment or personnel in connection with the Programs, whether such agreements now exist or are hereafter entered into. Such rights shall include, without limitation, all right, title and interest in the results and proceeds of services rendered under such agreements and the benefit of all representations, undertakings and warranties made or implied thereunder; subject solely to Producer’s obligation to WSOG to produce and broadcast/cablecast each of such Programs in the manner set forth in paragraph 3 above .

(c) If Producer engages third parties who are not its employees to make any contribution to the creation of the Programs so that they might be deemed to be “authors” or “inventors” thereof, as such terms are used in present or future in the United States Copyright Laws, or any other applicable laws or regulations, then Producer agrees to obtain from each such party and furnish to WSOG a full written assignment of all rights therein, in such form as may be customary in the video production industry that all rights therein free of any claims, interests or rights of any third party vest in Producer, and so that Producer shall be entitled to exercise full ownership rights therein free of any claims, interests or rights of any such third party and without any liability or obligation whatsoever to such third party.

           5. INDEPENDENT CONTRACTOR

Producer acknowledges that, in the performance of the services under this Agreement, it shall at all times remain an independent contractor, and further acknowledges and agrees that neither its officers nor any person in its employment shall be deemed or construed employees of WSOG. Nothing contained herein shall be deemed as creating a partnership, joint venture or similar business relationship between the Parties or as authorizing either Party to contract for, or incur any liability or obligation for, or in the name of, the other. As an independent contractor you shall be solely responsible for payment of federal, state and local taxes, fees or assessments.

           6. COMPLIANCE WITH LAWS

      Throughout the term of this Agreement, Producer at Producer’s sole cost, and expense, shall conform to and comply with the laws, statutes, ordinances, orders, rules, regulations, codes or requirements of any federal, state or municipal government or department having jurisdiction, which shall be applicable to any services rendered by Producer to WSOG, including regulations promulgated by the gambling authorities (i.e. casino control commissions) of any state or other political sub-division, in which any event referred to herein occurs.

          7. INDEMNIFICATION

      (a) Producer hereby agrees to indemnify and hold harmless WSOG, its partners, officers, directors, affiliated companies, agents and employees from and against any and all claims, costs, demands, liabilities, fines, suits, actions, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including reasonable fees of counsel, and/or arising from or in connection with Producer’s provision of services pursuant to this Agreement, arising from the negligent acts or omissions of Producer’s employees and/or agents.

      (b) WSOG hereby agrees to indemnify and hold harmless Producer, its partners, officers, directors, affiliated companies, agents and employees from and against any and all claims, costs, demands, liabilities, fines, suits, actions, decrees and judgments of any kind or nature by or in favor of anyone whomsoever and from and against any and all costs and expenses, including reasonable fees of counsel, and/or arising from or in connection with Producer’s use of the Mark pursuant to this Agreement, arising from any third party claim alleging an interest in the Mark, any conflicting trademark, service mark, copyright, patent or other intellectual property right of any kind or nature connected to the format, presentation or style of WSOG’s golf events. WSOG has fully and fairly disclosed to Producer WSOG’s current financial condition and Producer is entering into this Agreement with full knowledge of the same. Producer covenants and agrees that any liability hereunder is limited to WSOG and under no circumstances shall its officer, directors, employees or shareholders be liable for any act or commission in the form of breach of contract and/or negligence committed by WSOG in connection with this Agreement and/or the performance of WSOG hereunder.

           8. INSURANCE

      Producer shall, at its sole cost and expense, procure and maintain in full force and effect public liability and property damage insurance in an amount not less than One Million ($1,000,000) Dollars naming WSOG, its affiliates and related companies, and their respective directors, officers, agents and employees as an "additional insured" covering liability for personal injuries, death or property damage, arising out of, or in any way connected with, Producer obligations pursuant to this Agreement. Producer shall provide to WSOG a Certificate of Insurance with endorsements as described above not later than one (1) week prior to the beginning of the Term.

           9. NON-DISCLOSURE

      During the course of this Agreement, it is anticipated that Producer shall come into possession of certain proprietary information that belongs to WSOG, including but not limited to computer programs/procedures, software, customer records and related documentation. Producer agrees not to willfully or negligently divulge, use, furnish, disclose or make accessible to any third party any such proprietary information. In the event of willful and/or negligent disclosure, WSOG shall avail itself of all remedies available at law including injunctive relief and damages. Further Producer acknowledges that all such proprietary information shall be, and at all times shall remain, the sole property of WSOG, and Producer shall acquire no rights whatsoever in such proprietary information. Producer agrees to make available for delivery all such proprietary information within its possession or control, upon demand. Producer acknowledges that it shall abide by the terms of a Non-Disclosure Agreement executed as of the same date.

           10. GOVERNING LAW

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada.

           11. ATTORNEY’S FEES

      In the event of any litigation between or among the parties hereto respecting or arising out of this Agreement, the successful or prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs in connection therewith, including, without limitation, any attorneys’ fees incurred after a court of competent jurisdiction has rendered a judgment.

           12. AMENDMENTS AND MODIFICATIONS

This Agreement may not be amended, modified or supplemented except pursuant to an instrument in writing signed by each of the parties hereto.

           13. ASSIGNMENT

     This agreement shall not be assigned by any party without the prior written consent of the other party.

           14. ENTIRE AGREEMENT

      This Agreement contains the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous negotiations, agreements (whether oral or written), or understandings among the parties with respect thereto.

           15. NOTICES

      All notices which either party hereto is required or may desire to give to the other party hereunder shall be in writing and shall be given either by personal delivery (which shall include by means of private overnight delivery services), telegram, telex (toll prepaid), telecopy or other electronic means or by registered or certified mail (postage prepaid), air mail if available. Such notices shall be deemed given on the date delivered, telegraphed, telexed, telecopied or otherwise delivered by electronic means or, if mailed, on a date three (3) business days after the date of mailing if mailed in the United States or five (5) business days after the date of mailing if mailed outside of the United States except as otherwise expressly provided for herein. Until further notice, all notices given hereunder by any party (ies) to another shall be addressed to the addresses set forth at the head of this Agreement on page 1.

           16. NON-EXCLUSIVE SERVICES

      All of Producer’s services to be rendered hereunder shall be provided to WSOG on a non-exclusive basis subject only to the continuing condition concurrent that the rendition of non-exclusive services to third parties does not materially interfere with Producer’s rendition of services to WSOG hereunder.

THE REMAINDER OF THE PAGE HAS BEEN LEFT INTENTIONALLY BLANK BELOW THIS LINE

If the foregoing accurately reflects your understanding of our agreement, please indicate your agreement and approval of the foregoing by counter signing and returning a duplicate original of this Agreement to us.

COMPASS ENTERTAINMENT LLC A Nevada limited Liability Company

By:	/s/ Gregory McDonald An authorized signer

Agreed and Accepted:

WORLD SERIES OF GOLF, INC.
A Nevada Corporation

By:	/s/ Joe F. Martinez Chief Executive Officer